Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED
CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “First Amendment”) dated as of June 15, 2009, is by and among LHC GROUP, INC., a Delaware corporation (the “Borrower”), the LENDERS, and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association, individually as a Lender and as Administrative Agent, and CAPITAL ONE CORPORATION, as sole bookrunner and sole lead arranger.
R E C I T A L S:
     A. The Borrower, Capital One, National Association, and First Tennessee Bank, National Association, and Branch Banking and Trust Company, a national banking association, as Lenders, and Capital One, National Association, as Agent, are the parties to that certain Amended and Restated Credit Agreement dated as of June 12, 2008 (the “Agreement”), pursuant to which Lenders extended to Borrower a revolving line of credit in the maximum aggregate amount of $75,000,000.00.
     B. The Borrower has requested that Lenders renew the Line of Credit in the total maximum aggregate principal amount of $75,000,000.00.
     C. The Lenders, subject to the terms and provisions of this First Amendment, have agreed to honor the request mentioned above, and the parties have also agreed to make certain other changes to the Agreement
          NOW, THEREFORE, in consideration of the mutual covenants hereunder set forth, the parties hereto do hereby amend the Agreement and agree as follows:
     Section 1. Defined Terms. Capitalized terms used herein which are defined in the Agreement (or used in the Agreement), are used herein with such defined meanings or usage, except as may be expressly set forth in this First Amendment.
     Section 2. Revision to Definitions.
a.	The following definitions in Section 1.1 of the Agreement are hereby deleted and restated as follows:

“Acquisition” shall mean any transaction or series of related transactions with the same seller, consummated on or after the date hereof, by which the Borrower or any Subsidiary directly, (i) acquires a majority voting interest in any active business, or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Base Rate” shall mean the base rate of interest established from time to time by The Wall Street Journal, as the “prime” lending rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty largest banks, and which is not necessarily the lowest rate charged by any of the Lenders, such rate to be adjusted automatically on and as of the effective date of any change in such Base Rate; provided, however, the Base Rate shall be subject to a floor of 3.75% per annum.

“Base Rate Margin” shall mean, with respect to each Base Rate Loan:
(i)	0.50% per annum if the Leverage Ratio is less than 1.00 to 1.0;

(ii)	0.75% per annum if the Leverage Ratio is greater than or equal to 1.00 to 1.0 but less than 1.50 to 1.0;

(iii)	1.00% per annum if the Leverage Ratio is greater than or equal to 1.50 to 1.0 but less than 2.00 to 1.0; or

(iv)	1.25% per annum if the Leverage Ratio is greater than or equal to 2.00 to 1.0.
     The Base Rate Margin shall be determined by the Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 12.1(c). Any adjustment to the Base Rate Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Borrower delivered pursuant to Section 12.1(b), as of the date 60 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, and (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Borrower delivered pursuant to Section 12.1(a), as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 12.1(c), the Base Rate

Margin shall equal the percentage corresponding to item (ii) of this definition until the date of the delivery of the required Compliance Certificate. As of the date hereof, and thereafter until changed as provided above, the Base Rate Margin is determined based on item (ii) of this definition.
“Defaulting Lender” shall mean any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder; (b) notified the Borrower or the Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement; (c) failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in then outstanding Letters of Credit and Swing Line Loans; (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; or (e) either (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Eurodollar Interest Period” shall mean, with respect to any Eurodollar Loan (i) initially, the period commencing on the date such Eurodollar Loan is made and ending one (1) month, two (2) months, or three (3) months (or such other period agreed upon by the Borrower and the Lenders) thereafter, and (ii) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1) month, two (2) months, or three (3) months (or such other period agreed upon by the Borrower and the Lenders) thereafter; provided, however, that (a) if any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) if any Eurodollar Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month, and (c) any Eurodollar Interest Period which would otherwise expire after the Termination Date shall end on the Termination Date.
“Eurodollar Margin” shall mean with respect to each Eurodollar Loan under the Line of Credit:
(i)	2.25% per annum if the Leverage Ratio is less than 1.00 to 1.0;

(ii)	2.50% per annum if the Leverage Ratio is greater than or equal to 1.00 to 1.0 but less than 1.50 to 1.0;

(iii)	2.75% per annum if the Leverage Ratio is greater than or equal to 1.50 to 1.0 but less than 2.00 to 1.0; or

(iv)	3.00% per annum if the Leverage Ratio is greater than or equal to 2.00 to 1.0.
The Eurodollar Margin shall be determined by the Agent from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 12.1(c). Any adjustment to the Eurodollar Margin shall be effective (a) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Borrower delivered pursuant to Section 12.1(b), as of the date 60 days following the end of the last day of the applicable fiscal quarter covered by such Compliance Certificate, and (b) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Borrower delivered pursuant to Section 12.1(a), as of the date 90 days following the end of the last day of the applicable fiscal year covered by such Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 12.1(c), the Eurodollar Margin shall equal the percentage corresponding to item (iv) of this definition until the date of the delivery of the required Compliance Certificate.
“Eurodollar Rate” shall mean, with respect to any Eurodollar Interest Period, the offered rate for U.S. Dollar deposits of not less than $1,000,000 as of 11:00 A.M. City of London, England time two (2) Eurodollar Business Days prior to the first date of each Eurodollar Interest Period as shown on the display designated as “British Bankers Assoc. Interest Settlement Rates” on the Telerate system (“Telerate”), Reuters Screen LIBOR 01 Page, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate, rounded upwards, if necessary to the nearest 1/16% and adjusted for the maximum cost of reserves, if any. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently obtained by the Agent from an alternate, substantially similar independent source available to the Agent or shall be calculated by the Agent by substantially similar methodology as that theretofore used to determine such offered rate in Telerate. The Eurodollar Rate shall be subject to a minimum floor of 1.75% per annum.
“Required Lenders” shall mean (i) if there are two (2) or fewer Lenders under this Agreement, then “Required Lenders” shall mean all Lenders (other than Defaulting Lenders who are not entitled to vote); or (ii) if there are three (3) or more Lenders under this Agreement, then “Required Lenders” shall mean Lenders having more than sixty percent (60%) of the aggregate amount of the Commitments (not held by Defaulting Lenders who are not entitled to vote), or if the Commitments have been terminated or reduced to zero, Lenders holding more than 60% of the principal amount of the aggregate outstanding Loans and Reimbursement Obligations (not held by Defaulting Lenders who are not entitled to vote). Commitments, Revolving Loans and Reimbursement Obligation held by Defaulting Lenders shall be disregarded when determining the Required Lenders and any Defaulting Lender shall be excluded from calculating the number of Lenders under this Agreement as of any time of determination for purposes of this definition. For purposes of this definition, a Lender (other than the Agent with respect to the Swing Line) shall be deemed to hold a Swing Line interest or a Reimbursement Obligation to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Revolving Notes” shall mean collectively (i) the promissory notes of even date with the First Amendment in the maximum aggregate principal amount of the Commitment of each Lender party hereto and substantially in the form of Exhibit C attached hereto, executed by Borrower, (ii) any promissory note or notes that may be executed by Borrower in the future that are payable to the order of a Lender pursuant to the Agreement, and (iii) any and all modifications, renewals, and/or extension of any of the foregoing promissory notes.
“Termination Date” shall mean the earlier to occur of (i) June 15, 2011 or (ii) the date of termination of the Commitments pursuant to Article XIV hereof.
b.	The following new definitions are hereby added to Section 1.1 of the Agreement:

“Consolidated Net Worth” shall mean the total assets of the Borrower and its Subsidiaries minus the total liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“First Amendment” shall mean that certain First Amendment to Amended and Restated Credit Agreement dated as of June 15, 2009 by and among the Borrower, Lenders, Capital One, National Association, a national banking association, individually as a Lender and as Administrative Agent, and Capital One Corporation, as sole bookrunner and sole lead arranger.

“Minimum Asset Coverage” shall mean the total of Net Accounts Receivable divided by outstanding unsecured Debt.

“Net Accounts Receivable” shall mean the total gross accounts receivable of Borrower less an allowance for doubtful accounts.
     Section 3. Renewal of Line of Credit. Subject to the terms and conditions of the Agreement, as amended by this First Amendment, the Line of Credit extended to the Borrower pursuant to the Agreement in the maximum aggregate principal amount of $75,000,000.00 is hereby renewed. The commitment of Lenders to severally fund their Pro Rata Part of the Revolving Loans will commence on the date hereof and terminate on the Termination Date, as defined above. The renewed Line of Credit (and Revolving Loans thereunder) shall be evidenced by the Notes. The parties agree and understand that the revolving note dated of even date herewith in the maximum aggregate principal amount of $30,000,000.00 to the order of Capital One, National Association, constitutes a renewal by Lenders of Borrower’s promissory note dated June 12, 2008 in the maximum aggregate principal amount of $30,000,000.00 to the order of Capital One, National Association. The parties agree and understand that the Revolving Note dated of even date herewith in the maximum aggregate principal amount of $27,500,000.00 payable to the order of Branch Banking and Trust Company, a national banking association, constitutes a renewal and increase by such Lender of Borrower’s promissory note dated June 12, 2008 in the maximum aggregate principal amount of $25,000,000.00 payable to the order of Branch Banking and Trust Company, a national banking association. The parties agree and understand that the Revolving Note dated of even date herewith in the maximum aggregate principal amount of $17,500,000.00 to the order of First Tennessee Bank, N.A., constitutes a renewal and decrease by such Lender of Borrower’s promissory note dated June 12, 2008 in the maximum aggregate principal amount of $20,000,000.00 payable to the order of First Tennessee Bank, N.A. The parties agree and understand that the Revolving Note dated of even date herewith in the maximum aggregate principal amount of $30,000,000.00 payable to the order of Capital One, constitutes a renewal of Borrower’s promissory note dated June 12, 2008 in the maximum aggregate principal amount of $30,000,000.00 payable to the order of Capital One. Novation is not intended. Except as amended by this First Amendment, the provisions of Article II of the Agreement shall continue to apply to the renewed Line of Credit.
     Section 4. Revolving Loans. Section 2.2.1 of the Agreement is hereby deleted in its entirety and restated as follows:
Section 2.2.1. Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to the Borrower from time to time under the Line of Credit. Within the limits set forth herein, the Borrower may borrow from the Lenders hereunder, repay any and all such Revolving Loans as hereinafter provided, and reborrow thereunder; provided, however, each Revolving Loan, subject to availability, shall be in an amount not less than $1,000,000.00. The Borrower’s obligation to repay the Revolving Loans made by the Lenders shall be evidenced by the Notes. Revolving Loans under the Line of Credit shall bear interest, at Borrower’s option, at the Base Rate plus the Base Rate Margin or the Eurodollar Rate plus the Eurodollar Margin. The total number of Tranches under the Line of

Credit which may be outstanding at any time hereunder shall never exceed seven (7) Tranches, whether such Tranches are Base Rate Loans, Eurodollar Loans, or a combination thereof. Notwithstanding any provision in this Agreement to the contrary, the parties acknowledge and agree that upon any breach of Section 2.2.1, the Lenders’ obligation to make Revolving Loans is suspended until such breach is cured to the reasonable satisfaction of the Required Lenders.
     Section 5. Use of Proceeds. Section 2.2.5 of the Agreement is hereby deleted in its entirety and restated as follows:
Section 2.2.5. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans (i) to finance certain Acquisitions and capital expenditures, (ii) for working capital, and (iii) for other general corporate purposes.
     Section 6. Inclusion of Defaulting Lender Section. Article III of the Agreement is hereby amended to include the following new section as Section 3.1.7:
Section 3.1.7. Default of Any Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)	all fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender and Defaulting Lender shall not be entitled to any fees so long as such Lender is a Defaulting Lender;

(b)	the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 15.6);

(c)	if any exposure on the Swing Line or under Letters of Credit exists at the time any Lender is a Defaulting Lender, the following provisions shall apply:
(i)	The exposure shall be reallocated among the non-Defaulting Lenders, after disregarding the Defaulting Lender’s Commitment, in proportion with their respective Commitments, but only to the extent that the sum of all non-Defaulting Lenders’ portion of funded Loans and exposure on the Swing Line and Letters of Credit do not exceed the total of all the non-Defaulting Lenders’ portions of the aggregate Commitments of the non-Defaulting Lenders.

(ii)	If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall promptly post cash collateral with the Agent or enter into other arrangements reasonably satisfactory to the Agent to eliminate the Agent’s risk with respect to the Defaulting Lender’s obligations to reimburse the Agent under the Swing Line or any Letters of Credit, and the Agent shall not be required to make any Swing Line advances and/or issue Letters of Credit until the foregoing has been completed.

(iii)	If the Borrower cash collateralizes any portion of such Defaulting Lender’s obligations on the Swing Line or Letters of Credit, (A) the Borrower shall not be required to pay any Commitment Fees or Letter of Credit fees to the Agent for the account of such Defaulting Lender pursuant to Article VI hereof during the period such Defaulting Lender’s obligations on the Swing Line and Letters of Credit are cash collateralized; and (B) the Agent may release monies deposited by Borrower as cash collateral as provided in Subsection (d) below.
(d)	Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 3.1.4) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swing Line or Letters of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent (in which case any cash collateral posted by the Borrower pursuant to Subsection (c) hereof shall be returned to the Borrower in the amount of cash collateralized through payments for the account of the Defaulting Lender), (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder (whether in its capacity as Swing Line Lender or issuer of Letters of Credit), (iii) third, to the funding or cash collateralization of any Rate Management Transactions in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent (in which case any cash collateral posted by the Borrower pursuant to Subsection (c) hereof shall be returned to the Borrower in the amount of cash collateralized through payments for the account of the Defaulting Lender), (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any then-existing judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of Letters of Credit which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 10.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders in accordance with their Pro Rata shares prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender;

(e)	Notwithstanding anything herein to the contrary, the Borrower may require the Defaulting Lender to assign all of its Loans and Commitments and participations in Rate Management Transactions to another Lender (or Purchaser) willing to accept such assignment; provided that prior to or concurrently with any such replacement, provided, that the (i) Defaulting Lender shall have received payment in full of all of its Pro Rata Part of funded (by the Defaulting Lender) and outstanding Indebtedness through such date of replacement and a release from its obligations under the Loan Documents and (ii) all of the Defaulting Lender’s obligations are assigned to another Lender or Purchaser; and

(f)	In the event that either (i) all funding deficiencies in respect of a Defaulting Lender’s Commitment (including participations in Letters of Credit and Swing Line Loans) and all other payment obligations owing to the Agent or any other Lender hereunder (including interest, if any, owing on any such amounts) shall have been reduced to zero and such Defaulting Lender shall have delivered to the Borrower and the Agent a written reaffirmation of its intention to honor its funding, payment and all of its other obligations hereunder; provided that this clause (i) shall not apply in the case of a Lender that is a Defaulting Lender as a result of insolvency, or (ii) the Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligations of the Lenders on the Swing Line and Letters of Credit shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Part, and such Lender shall cease to be a Defaulting Lender.
     Section 7. Base Rate Loans. Section 4.1.1 of the Agreement is hereby deleted in its entirety and restated as follows:
Section 4.1.1. Base Rate Loans. On Base Rate Loans, Borrower agrees to pay interest quarterly on the first day of each September, December, March and June of each year, calculated on the basis of a year consisting of 365/360 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Base Rate plus the Base Rate Margin. Past due principal, to the extent permitted by law, shall bear interest, payable upon demand, at the lesser of (i) the Maximum Rate and (ii) the default rate specified in the Notes.
     Section 8. Eurodollar Loans. Section 4.1.2 of the Agreement is hereby deleted in its entirety and restated as follows:
Section 4.1.2. Eurodollar Loans. On Eurodollar Loans, Borrower agrees to pay interest monthly on the last Business Day of each month calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Eurodollar Rate plus the Eurodollar Margin. Past due principal, to the extent permitted by law, shall bear interest, payable on demand, at the lesser of (i) the Maximum

Rate and (ii) the default rate specified in the Notes. Unless otherwise requested by Borrower, upon the expiration of each Interest Period applicable to Eurodollar Loans, the Borrower shall be deemed to have elected to maintain all applicable Eurodollar Loans as Eurodollar Loans with an Interest Period of one (1) month.
     Section 9. Facility Fees. Section 6.1 of the Agreement is hereby deleted in its entirety and restated as follows:
Section 6.1. Facility Fees. The Borrower shall pay to the Agent for the benefit of the Lenders a facility fee of 0. 25% of the Commitment. The foregoing facility fee shall be due and payable on the date hereof and, the Borrower hereby authorizes the Agent to debit its account specified on Schedule 6 attached hereto and maintained with Capital One for collection of the foregoing facility fee.
     Section 10. Consolidated Net Worth. Section 12.7(b) of the Agreement, which provision contains the Total Liabilities to Tangible Net Worth covenant, is hereby deleted. Section 12.7(b) of the Agreement is hereby restated as follows:
(b)	Consolidated Net Worth. At the end of each fiscal quarter of Borrower, its Consolidated Net Worth shall be not less than $170,000,000.00; provided, however, this Consolidated Net Worth requirement will increase by fifty percent (50%) of net income (if positive) for each subsequent quarter after the date of the First Amendment, plus eight-five percent (85%) of the net proceeds received by the Borrower from the issuance or sale of equity capital in any subsequent quarter after the date of this First Amendment. The term “equity capital” shall not include: (i) the purchase of stock in the Borrower as a result of the exercise of employee stock options if the Borrower repurchases such amount of stock within one hundred twenty (120) days of the applicable exercise of such options or (ii) the purchase of stock in the Borrower as a result of the Borrower’s employee stock purchase plan if the Borrower repurchases such amount of stock within one hundred twenty (120) days of the exercise of the applicable plan of rights. This covenant will be tested by Agent on a quarterly basis, commencing June 30, 2009.
     Section 11. Minimum Asset Coverage. Section 12.7(d) of the Agreement, which provision contains the working capital ratio covenant requirement, is hereby deleted. Section 12.7(d) of the Agreement is hereby restated as follows:
(d)	Minimum Asset Coverage. At the end of each fiscal quarter of the Borrower, its ratio of Minimum Asset Coverage shall be not less than l.20 to 1.00. This covenant will be tested quarterly commencing June 30, 2009.
     Section 12. Revised Compliance Certificate. A revised Compliance Certificate is attached to this First Amendment as Exhibit A.
     Section 13. Deposit and Operating Accounts. Section 12.11 of the Agreement is hereby deleted in its entirety and restated as follows:
Section 12.11. Deposit and Operating Accounts. The Borrower will maintain and will cause each of the Guarantors and its Subsidiaries to maintain primary deposit and operating accounts with Capital One or such other Lender (or any one or more of them) acceptable to Borrower; provided, however, the target of an Acquisition will be allowed up to eighteen (18) months following such Acquisition to transfer accounts to Capital One or such other Lender (or any one or more of them) acceptable to Borrower.
     Section 14. Debts. Subpart (f) of Section 13.5 of the Agreement is hereby deleted in its entirety and restated as follows:
(f)	(i) Purchase Money Indebtedness subject to a maximum aggregate principal amount at any time outstanding not in excess of $1,250,000.00; (ii) additional unsecured Debt subject to a maximum aggregate principal amount at any time outstanding not in excess of $250,000.00; and (iii) Debt of any Person that becomes a Subsidiary after the date hereof; provided, that such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary subject to a maximum aggregate principal amount at any time outstanding not in excess of $250,000.00.
     Section 15. Investments Made In Connection With Any Acquisition. Subpart (h) of Section 13.6 of the Agreement is hereby deleted in its entirety and restated as follows:
(h)	Investments made in connection with any acquisition by the Borrower or a Subsidiary of stock or other equity interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person; provided, however, if the aggregate consideration for such Acquisition is $10,000,000.00 or more (stock and/or cash consideration), (i) the Borrower shall have given the Agent notice of such Acquisition at least twelve (12) Business Days prior to the consummation of such Acquisition, together with delivery to Agent of all pertinent information regarding the Acquisition, including combined statements of

Borrower and the target of such Acquisition as of the last quarter end, combined covenant calculations as of the last quarter end of Borrower and the target of such Acquisition, combined post-acquisition financial projections for the next four (4) fiscal quarters, memorandum detailing key reasons for the proposed Acquisition, including financial and demographics, and any additional information specific to the proposed Acquisition deemed necessary by the Agent and the Lenders in their sole discretion; and (ii) the Agent (on behalf of the Required Lenders) shall have given its prior consent to such Acquisition (which consent shall not be unreasonably withheld or delayed) at least two (2) Business Days prior to consummation of such Acquisition;
     Section 16. Amendment of Sections 3.1.4 and 15.10. Sections 3.1.4 and 15.10 of the Agreement are hereby amended to replace all references to “Defaulting Bank” with references to “Defaulting Lender”.
     Section 17. Amendment to Article XIV. Article XIV of the Agreement is hereby amended to include the following new section as Section 14.3:
Section 14.3 After Event of Default; Collections. Upon the occurrence and during the continuance of an Event of Default, payments made under this Agreement upon the occurrence and during the continuance of an Event of Default (which has not been waived), all payments and other amounts collected or received by the Agent or any Lender on account of the Indebtedness (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts received in respect of the Collateral shall be applied to the Indebtedness in the following order:
(i)	to the Agent, in payment of fees and expenses accrued and outstanding (including without limitation reasonable attorneys’ fees and expenses) incurred in enforcing rights of the Agent and Lenders under the Loan Documents and to any advances by the Agent in payment of same;

(ii)	to the Agent (for the ratable benefit of the Lenders) in payment of fees, expenses and late charges accrued and outstanding on the respective Indebtedness;

(iii)	to the Agent (for the ratable benefit of the Lenders) in payment of interest accrued and outstanding on all of the Indebtedness (including interest payable on Rate Management Transactions);

(iv)	to the Agent (for the ratable benefit of the Lenders) in payment of, on a pari passu basis (A) principal outstanding on the Loans; and

(B) payment or cash collateralization of 105% of the amounts outstanding on Letters of Credit;

(v)	to the Agent (for the ratable benefit of the Lenders) in payment of on a pari passu basis any settlement or breakage amounts due on Rate Management Transactions;

(vi)	all other Indebtedness;

(vii)	to the Lenders in payment of other fees and expenses accrued and outstanding (including reasonable attorneys’ fees and expenses incurred in enforcing their rights under the Loan Documents) and to any advances by the Lenders in payment of same; and

(viii)	any remaining amounts to the Persons entitled thereto, including the Borrower;
provided, that notwithstanding the foregoing, and subject to the provisions of Section 3.1.7, any amounts of principal payable on the Loans due to a Defaulting Lender following the occurrence and continuance of an Event of Default shall be paid to the Administrative Agent as security for, or repayment of, any amounts due by the Defaulting Lender to the Agent on the Swing Line, Letters of Credit and/or Rate Management Transactions.
     Section 18. Amendment to Section 15.6. Section 15.6 of the Agreement is amended to add the following new paragraph as the final paragraph of such section:
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders), except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     Section 19. Conditions of Effectiveness. This First Amendment shall become effective as of the day and year first above written when and only when, the following conditions precedent are satisfied (or waived in writing by the Agent):
(a)	the Agent shall have received each of the following documents, in form and substance satisfactory to the Agent, duly executed by all parties thereto (collectively, the “Amendment Documents”):

(i)	this First Amendment, executed by the Borrower and all of the Lenders, and acknowledged and consented to by the Guarantors;

(ii)	an executed copy of the Notes; and

(iii)	an executed Joinder to Guaranty executed by all new Guarantors.
(b)	the Agent shall have received a certificate from the Borrower, in form satisfactory to the Agent, certifying as of the date of this First Amendment:
(i)	the names and true signatures of the officers of Borrower authorized to execute and deliver, in the name of and on behalf of Borrower, this First Amendment and all documents and instruments contemplated herein;

(ii)	copies of the resolutions (or similar authorizing documents) of the board of directors of Borrower and Guarantors approving and authorizing the execution, delivery and performance by Borrower and Guarantors of this First Amendment; and

(iii)	other documents and matters as the Agent may reasonably request;
(c)	the Borrower shall have paid all reasonable accrued and unpaid fees, costs and expenses of the Agent and the Lenders in connection with this First Amendment and any other agreements, instruments or documents related hereto, and the transactions contemplated hereby and thereby to the extent due and payable, including, without limitation, the reasonable fees and out of pocket expenses of legal counsel for the Agent; and

(d)	the Agent and each Lender shall have received copies of all other documents, instruments and certificates which the Agent, any Lender or its or their counsel may reasonably request in connection herewith.
     Section 20. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:
(a)	The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)	The execution, delivery and performance by Borrower of this First Amendment is within Borrower’s general corporate powers, has been duly authorized by all necessary action on the part of Borrower and does not contravene (i) Borrower’s articles of incorporation and bylaws, or (ii) any Governmental Requirement or any contractual obligation binding on or affecting Borrower or any of its assets or properties, or result in, or require, the creation or imposition of any Encumbrance or other charge, encumbrance or preferential arrangement of any nature (other than pursuant to the Collateral Documents) upon or with respect to any of the properties now owned or hereafter acquired by Borrower.

(c)	No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Borrower of this First Amendment.

(d)	This First Amendment constitutes the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its respective terms.

(e)	The Collateral Documents create valid and perfected first priority (subject to Permitted Encumbrances) security interests and Encumbrances in and to the Collateral covered thereby, enforceable against all third parties in all jurisdictions, to secure the payment and performance of the Indebtedness, including the renewed Line of Credit and Revolving Notes. The execution, delivery and performance of this First Amendment and the other Amendment Documents do not and will not adversely affect the Encumbrances created under any of the Collateral Documents.

(f)	Prior to giving effect to this First Amendment, no Default exists, and (ii) after giving effect to this First Amendment no Default will exist, under the Agreement or any other Loan Document.

(g)	The representations and warranties made by Borrower in the Agreement and the other Loan Documents are true and correct on the date hereof, before and after giving effect to the effectiveness of this First Amendment, as if made on and as of such date (except to the extent such representations and warranties relate, by their terms, to a specific earlier date, in which case they shall be true and correct on and as of such earlier date).

(h)	There is no pending or threatened action or proceeding affecting Borrower or any of its Subsidiaries before any Governmental Authority which may materially adversely affect the financial condition or operations of Borrower or any such Subsidiary or which purports to affect the legality, validity or enforceability of this First Amendment or any other Loan Document (as amended hereby).
     Section 21. Reference to and Effect on the Loan Documents.
(a)	Upon the effectiveness of this First Amendment, on and after the date hereof each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement, and each reference in the other Loan Documents to “the Agreement”, “thereunder”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

(b)	Except as specifically amended above, the Agreement and all other Loan Documents, and the Encumbrances created under the Collateral Documents, are and shall continue to be in full force and effect in accordance with their respective terms and are hereby in all respects ratified and confirmed by Borrower. Without limiting the generality of the foregoing, the

Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment and performance of all Indebtedness under the Agreement and the other Loan Documents.

(c)	The execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
         Section 22. Costs, Expenses and Taxes. The Borrower hereby agrees to pay on demand all costs and expenses of the Agent and any Lender in connection with the preparation, negotiation, execution and delivery of this First Amendment and any other agreements, instruments and documents to be negotiated, reviewed, executed or delivered hereunder or thereunder or in connection herewith or therewith, including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel for the Agent with respect thereto and with respect to advising the Agent and the Lenders as to its and their respective rights and responsibilities hereunder and thereunder (which fees and expenses, as to legal counsel of the Agent, shall be paid directly to legal counsel of the Agent upon presentation of an invoice for legal services rendered). The Borrower hereby further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable legal counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this First Amendment and the other agreements, instruments and documents to be negotiated, reviewed, executed or delivered hereunder and thereunder or in connection herewith and therewith, including, without limitation, reasonable fees and expenses of legal counsel in connection with the enforcement of rights under this Section 20.
        Section 23. Confirmation of Guaranty. The Borrower hereby acknowledges that in connection with and as required by the Agreement, the Borrower as Manager of certain of its Subsidiaries, has executed the Guaranty on behalf of such Subsidiaries (either as a Guaranty by such affected Subsidiaries or, in some cases, as a Guaranty by certain other entities in which Borrower or one of its Subsidiaries has an equity ownership interest). The Borrower, on behalf of such Guarantors, hereby ratifies and confirms the executed Guaranty and acknowledges that the Guaranty continues to solidarily secure the Indebtedness, including the renewed Line of Credit and Revolving Notes.
        Section 24. Further Assurances. The Borrower covenants and agrees from time to time, as and when requested by the Agent or the Lenders, to execute and deliver or cause to be executed or delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or the Lenders may reasonably deem necessary or desirable in order to (a) carry out the intent and purposes of this First Amendment, the Agreement and the other Loan Documents, (b) exercise and enforce any rights and remedies under this First Amendment, the Agreement and the other Loan Documents, and (c) perfect, preserve and protect the validity, effectiveness and priority of the security interests and Encumbrances in and to the Collateral created by the Collateral Documents.

     Section 25. AMENDMENTS. THE AGREEMENT AND THIS FIRST AMENDMENT ARE CREDIT OR LOAN AGREEMENTS AS DESCRIBED IN LA. R.S. 6:§1121, ET SEQ. THERE ARE NO ORAL AGREEMENTS AMONG LENDERS OR AGENT AND THE BORROWER. THE AGREEMENT, AS AMENDED BY THIS FIRST AMENDMENT, AND THE OTHER LOAN DOCUMENTS SET FORTH THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR WRITTEN AND ORAL UNDERSTANDINGS BETWEEN THE PARTIES, WITH RESPECT TO THE MATTERS HEREIN AND THEREIN SET FORTH. THE AGREEMENT, AS AMENDED BY THIS FIRST AMENDMENT, CANNOT BE MODIFIED OR AMENDED EXCEPT BY A WRITING SIGNED AND DELIVERED BY ALL THE PARTIES.
     Section 26. Waiver of Defenses, Release of Claims and Covenant Not to Sue. As a material inducement to the Agent and the Lenders to enter into this First Amendment, the Borrower, for and on behalf of itself and each Guarantor and Subsidiary and their respective officers, directors, members, partners, shareholders and managers, (a) does hereby release, acquit, satisfy and forever discharge the Agent and the Lenders and their officers, directors, shareholders, and affiliates (collectively, the “Released Parties”) from any and all liabilities, obligations, expenses, damages, judgments, actions, claims, demands and causes of action of any kind or nature, whether at law or in equity, whether now accrued or hereafter maturing and whether known or unknown, which Borrower (and for any Guarantor or Subsidiary) now has or hereafter may have by reason of any action, inaction, matter, cause or thing, occurring on or prior to the date of this First Amendment, arising out of, in connection with or relating to this First Amendment, the Collateral, the Collateral Documents, the Indebtedness, the Notes, or the Loan Documents (collectively, “Released Claims”) and (b) does hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other action or proceeding of any kind or nature against the Released Parties, by reason of or in connection with any Released Claim; provided, however, that the foregoing release and covenant not to sue shall not apply to any claims arising after the date of this First Amendment with respect to acts or events that occur after the date of this Waiver.
     Section 27. Governing Law: Counterparts. This First Amendment shall be governed by and construed in accordance with the laws of the State of Louisiana. This First Amendment may be executed in any number of counterparts, all of which counterparts, when taken together, shall constitute one and the same instrument.
     Section 28. Continued Effect. Except as expressly modified herein, the Agreement, as amended by this First Amendment, shall continue in full force and effect. The Agreement, as amended by this First Amendment, is hereby ratified and confirmed by the parties hereto.
     Section 29. Resolutions/Consents. The Borrower hereby certifies to the Agent and the Lenders that all authorizations, consents, and resolutions previously delivered to Lender in connection with the Agreement remain in effect and the Agent and the Lenders may continue to rely on same.

     Section 30. Updated Disclosure Schedules. The Borrower hereby confirms the accuracy of the Schedules attached to the Agreement, except that the following Schedules are hereby updated and attached to this First Amendment: Schedules 1.1(a); 1.1(b); 6; 11.3; 13.4; 13.5; 13.6; and 13.8.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower: LHC GROUP, INC. a Delaware corporation
By:
	Name:	Peter J. Roman
	Title:	Executive Vice President

Agent: CAPITAL ONE, NATIONAL ASSOCIATION
By:
	Name:	Grant Guillotte
	Title:	Vice President

Lenders: CAPITAL ONE, NATIONAL ASSOCIATION
Line of Credit	By:
Loan Commitment: $30,000,000.00		Name:	Grant Guillotte
Percentage: 40.0%		Title:	Vice President

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION
Line of Credit	By:
Loan Commitment: $17,500,000.00		Name:
Percentage: 23.333%		Title:

BRANCH BANKING AND TRUST COMPANY, a national banking association
Line of Credit	By:
Loan Commitment: $27,500,000.00		Name:
Percentage: 36.666%		Title:

(Signature Page of First Amendment and Restated Credit Agreement)

Exhibit “A”
COMPLIANCE CERTIFICATE

Date
Capital One, National Association, as Agent
P. O. Box 3847
Lafayette, LA 70502
Attn: Mr. Grant Guillotte
Dear Mr. Guillotte:
          This Compliance Certificate is submitted pursuant to the requirements of that certain Amended and Restated Credit Agreement dated as of June 12, 2008, by and among LHC Group, Inc. (the “Borrower”), Capital One, National Association, as Agent, and the Lenders, as amended by First Amendment thereto dated June 15, 2009 (as so amended, the “Credit Agreement”).
          Under the appropriate paragraphs of the Credit Agreement, we certify that, to the best of our knowledge and belief, no condition, event, or act which, with or without notice or lapse of time or both, would constitute an Event of Default under the terms of the Credit Agreement, has occurred during the 3 month period ending                                          (the “Reporting Period”). Also, to the best of our knowledge, the Borrower and each Guarantor have complied with all provisions of the Credit Agreement.
          Additionally, the Borrower submits the following financial information for the Reporting Period in accordance with the financial covenants and ratios contained in the Credit Agreement.
I.	MINIMUM FIXED CHARGE COVERAGE (Tested Quarterly on rolling 4 quarters basis)

(a) Borrower’s EBITDA	$

(b) Borrower’s consolidated lease/rent expense	$

(c) Borrower’s consolidated unfinanced capex	$

(d) Sum of (a) + (b) – (c)	$

(e) Sum of consolidated prior period current maturities of long term debt	$

(f) Interest Expense	$

(g) Lease/rent expense	$

(h) Cash taxes	$

(i) Sum of (e) + (f) + (g) + (h)	$

Ratio (d to i)	___ to 1.00

Minimum Fixed Charge Coverage	1.50 to 1.00

II.	CONSOLIDATED NET WORTH (Tested Quarterly)

(a) Borrower’s Consolidated Net Worth as of	$

(b) 50% of net income (if positive) for each quarter after 6-30-09	$

(c) 85% of the net proceeds to Borrower from any equity capital transaction after 6-30-09[1]	$

(d) Sum of (a)+(b)+(c)	$

(e) Minimum consolidated net worth required as of June 30, 2009		$170,000,000.00

(f) Minimum consolidated net worth required after June 30, 2009		$170,000,000.00 +(b)+(c)
III.	LEVERAGE RATIO
(Tested Quarterly on a rolling four quarters basis)

(a) Borrower’s EBITDA	$

(b) Sum of senior funded Debt of Borrower and Subsidiaries to Lenders (or any of them) plus interest expense	$

Ratio (a to b)	___ to 1.00

Maximum Senior Funded Debt to EBITDA permitted	2.50 to 1.00
IV.	MINIMUM ASSET COVERAGE (Tested Quarterly)

(a) Borrower’s total accounts receivable as of	$

(b) Allowance for uncollectible accounts	$

(c) (a) less (c)	$

(d) Outstanding Debt as of	$

Ratio ((c) to (d))	____ to 1.00

Minimum Ratio Required	1.20 to 1.0

1.	Equity capital includes (i) the purchase of stock in Borrower resulting from exercise of stock options if Borrower repurchases such stock within 120 days of exercise of option and (ii) purchase of stock in Borrower as a result of Borrower’s employee stock purchase plan if Borrower repurchases such stock within 120 days of the exercise of applicable plan rights.

V.	ACQUISITIONS
(a) Borrower or a Guarantor have entered into the following Acquisitions:

(b) Attached hereto as Exhibit A are original copies of the Joinder Agreement to the Guaranty executed by such new Subsidiaries acquired pursuant to the Acquisitions set forth in V(a) above.
(c) Attached hereto as Exhibit B are the Operating Agreement (or similar document), Certificate of Formation (or similar document), Resolutions and Good Standing Certificate for each new Guarantor.

Sincerely,

LHC GROUP, INC.

By:

Name:

Title:

     The schedules to the First Amendment have been omitted from the First Amendment as filed. The registrant agrees to furnish a copy of such omitted schedules supplementally to the Commission upon request.